Exhibit 4.2

FIRST INTERNET BANCORP

THIRD SUPPLEMENTAL INDENTURE

dated as of October 26, 2020

to the Subordinated Indenture

dated as of September 30, 2016

6.0% Fixed-to-Floating Rate Subordinated Notes due 2030

U.S. Bank National Association, as Trustee

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL INDENTURE (“Third Supplemental Indenture”), dated as of October 26, 2020 between FIRST INTERNET BANCORP, an Indiana corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as trustee (“Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have executed and delivered a Subordinated Indenture, dated as of September 30, 2016 (the “Base Indenture” and, as supplemented by the First Supplemental Indenture, dated as of September 30, 2016 (the “First Supplemental Indenture”), between the Company and the Trustee, the Second Supplemental Indenture, dated as of June 12, 2019 (the “Second Supplemental Indenture”), between the Company and the Trustee, and this Third Supplemental Indenture, and as further supplemented from time to time, the “Indenture”), to provide for the issuance from time to time by the Company of its unsecured subordinated indebtedness to be issued in one or more series as provided in the Indenture;

WHEREAS, the issuance and sale of Ten Million Dollars ($10,000,000) aggregate principal amount of a new series of Securities of the Company designated as its 6.0% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “2030 Notes”) have been authorized by resolutions adopted by the Board of Directors of the Company;

WHEREAS, the Company desires to issue and sell Ten Million Dollars ($10,000,000) aggregate principal amount of the 2030 Notes as of the date hereof pursuant to the Indenture and the Subordinated Note Purchase Agreement (as defined herein);

WHEREAS, the Company desires to establish the terms of the 2030 Notes;

WHEREAS, all things necessary to make this Third Supplemental Indenture a legal and binding supplement to the Base Indenture in accordance with its terms and the terms of the Base Indenture have been done;

WHEREAS, the Company has complied with all conditions precedent provided for in the Base Indenture relating to this Third Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Third Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the premises stated herein and the purchase of the 2030 Notes by the Holders thereof, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of the Holders of the 2030 Notes, as follows:

Article I
SCOPE OF Third SUPPLEMENTAL INDENTURE

Section 1.01.      Scope. This Third Supplemental Indenture constitutes a supplement to the Base Indenture and an integral part of the Indenture and shall be read together with the Base Indenture as though all the provisions thereof are contained in one instrument. Except as expressly amended by the Third Supplemental Indenture, the terms and provisions of the Base Indenture shall remain in full force and effect. Notwithstanding the foregoing, this Third Supplemental Indenture shall only apply to the 2030 Notes.

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Article II
DEFINITIONS

Section 2.01.  Definitions and Other Provisions of General Application. For all purposes of this Third Supplemental Indenture unless otherwise specified herein:

(a)     all terms used in this Third Supplemental Indenture which are not otherwise defined herein shall have the meanings they are given in the Base Indenture;

(b)     the provisions of general application stated in Sections 10.1 through 10.14 of the Base Indenture shall apply to this Third Supplemental Indenture, except that the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Third Supplemental Indenture as a whole and not to the Base Indenture or any particular Article, Section or other subdivision of the Base Indenture or this Third Supplemental Indenture;

(c)     Section 1.1 of the Base Indenture is amended and supplemented, solely with respect to the 2030 Notes, by inserting the following additional defined terms in their appropriate alphabetical positions:

“Benchmark” means, initially, Three-Month Term SOFR; provided that, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement. Notwithstanding the foregoing, in the event that the Benchmark as determined in accordance with the applicable definitions is less than zero, the Benchmark for such interest period shall be deemed to be zero.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (a) the Company cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first of the following alternatives (in the order in which such alternatives appear) that can be determined by the Company as of the Benchmark Replacement Date:

(i)      the sum of (A) Benchmark Replacement Compounded SOFR and (B) the Benchmark Replacement Adjustment;

(ii)     the sum of (A) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor (if any) and (b) the Benchmark Replacement Adjustment;

(iii)    the sum of (A) the ISDA Fallback Rate and (B) the Benchmark Replacement Adjustment; or

(iv)    the sum of (A) the alternate rate of interest that has been selected by the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating-rate notes at such time and (B) the Benchmark Replacement Adjustment.

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“Benchmark Replacement Adjustment” means the first of the following alternatives (in the order in which such alternatives appear) that can be determined by the Company as of the Benchmark Replacement Date:

(i)     the spread adjustment (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body or determined by the Company in accordance with the method for calculating or determining such spread adjustment that has been selected or recommended by the Relevant Governmental Body, in each case for the applicable Unadjusted Benchmark Replacement;

(ii)    if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; or

(iii)   the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating-rate notes at such time.

“Benchmark Replacement Compounded SOFR” means the compounded average of Daily SOFR rates for the applicable Corresponding Tenor, with the rate and/or methodology and conventions for the rate being established by the Company (i) in accordance with the rate and/or methodology and conventions for the rate selected or recommended by the Relevant Governmental Body for determining Benchmark Replacement Compounded SOFR or (ii) if and to the extent the Company determines that Benchmark Replacement Compounded SOFR cannot be determined in accordance with clause (i), then in accordance with the rate and/or methodology and conventions for the rate that have been selected by the Company giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating-rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, changes to (i) any interest determination date, Interest Payment Date, interest period demarcation date, interest reset date, business day convention or interest period, (ii) the manner, timing and frequency of determining rates and amounts of interest that are payable on the 2030 Notes and the conventions relating to such determination, (iii) the timing and frequency of making payments of interest, (iv) rounding conventions, (v) tenors, (vi) any other terms or provisions of the 2030 Notes that the Company determines, from time to time, to be appropriate to reflect the determination and implementation of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company decides that implementation of any portion of such market practice is not administratively feasible or determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company determines is appropriate).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(i)     in the case of clause (i) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

(ii)    in the case of clause (ii) or (iii) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

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(iii)   in the case of clause (iv) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(i)     if the Benchmark is Three-Month Term SOFR, (A) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for the Corresponding Tenor based on SOFR, (B) the development of a forward-looking term rate for the Corresponding Tenor based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (C) the Company determines that the use of a forward-looking rate for the Corresponding Tenor based on SOFR is not administratively feasible;

(ii)    a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(iii)   a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(iv)   a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Calculation Agent” has the meaning provided in Section 3.02(e)(iv).

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor having approximately the same length (disregarding business day adjustment) as the initial or then-current Benchmark, as applicable.

“Daily SOFR” means with respect to any U.S. government securities business day prior to a Benchmark Replacement Date:

(i)     the Secured Overnight Financing Rate published for such U.S. government securities business day as such rate appears on the SOFR Administrator’s Website at 3:00 p.m. (New York City time) on the immediately following U.S. government securities business day; or

(ii)    if the rate specified in (i) above does not so appear, the Secured Overnight Financing Rate as published in respect of the first preceding U.S. government securities business day for which the Secured Overnight Financing Rate was published on the SOFR Administrator’s Website.

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“Federal Reserve” has the meaning provided in the definition of “Tier 2 Capital Event.”

“Fixed Rate Interest Payment Date” has the meaning provided in Section 3.02(e)(i).

“Fixed Rate Period” has the meaning provided in Section 3.02(e)(i).

“Fixed Rate Regular Record Date” has the meaning provided in Section 3.02(e)(i).

“Floating Rate Interest Payment Date” has the meaning provided in Section 3.02(e)(ii).

“Floating Rate Period” has the meaning provided in Section 3.02(e)(ii).

“Floating Rate Regular Record Date” has the meaning provided in Section 3.02(e)(ii).

“Interest Payment Date” has the meaning provided in Section 3.02(e)(ii).

“Interpolated Benchmark” the rate determined for the Corresponding Tenor by interpolating on a linear basis between (i) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (ii) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor. “Benchmark” as used in clause (i) and (ii) means the then-applicable Benchmark for the applicable periods specified without giving effect to the applicable index maturity (if any).

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Issue Date” means October 26, 2020.

“Reference Time” with respect to any determination of the Benchmark means (i) with respect to Three-Month Term SOFR, the time determined by the Company after giving effect to the Term SOFR Conventions, (ii) with respect to Daily SOFR, 3:00 p.m. (New York City time) on the date of such determination, and (iii) otherwise, the time determined by the Company in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve and/or the Federal Reserve Bank of New York or any successor thereto.

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“SOFR” means the secured overnight financing rate published for such day by the SOFR Administrator on the SOFR Administrator’s Website. For the avoidance of doubt, this definition will not apply to a Benchmark based on the Benchmark Replacement Compounded SOFR, with respect to which the definition of “Daily SOFR” will govern and control.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the Secured Overnight Financing Rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, or any successor source.

“Subordinated Note Purchase Agreement” means that certain Subordinated Note Purchase Agreement, dated as of October 26, 2020, among the Company and the Holders.

“Tax Event” means the receipt by the Company of an opinion of independent tax counsel to the effect that as a result of (i) an amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or (ii) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change becomes effective or which pronouncement or decision is announced on or after the date of original issuance of the 2030 Notes, there is more than an insubstantial risk that the interest payable by the Company on the 2030 Notes is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

“Term SOFR Conventions” means, if Three-Month Term SOFR is the then-current Benchmark, any determination, decision or election with respect to (i) the manner and timing of the publication of Three-Month Term SOFR, (ii) interest determination dates, (iii) the manner, timing and frequency of determining rates and amounts of interest that are payable on the 2030 Notes and the conventions relating to such determination, (iv) rounding conventions, and (v) any other terms or provisions of the 2030 Notes, in each case that the Company determines may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Company or the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or determines that no market practice for the use of Three-Month Term SOFR, in such other manner as the Company determines is appropriate).

“Three-Month Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body for the three-month index maturity that is published by the SOFR Administrator at the Reference Time, as determined by the Company after giving effect to the Term SOFR Conventions.

“Tier 2 Capital Event”  means the Company’s good faith determination that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Company or (ii) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the 2030 Notes, in each case, there is more than an insubstantial risk that the Company will not be entitled to treat the Notes then outstanding as Tier 2 Capital (or its then equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy guidelines of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable for so long as any Note is outstanding.

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“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

(d)    Section 1.1 of the Base Indenture is amended and supplemented, solely with respect to the 2030 Notes, by replacing the corresponding defined term in the Base Indenture with the following defined term:

“Senior Indebtedness” means: (i) the principal and any premium or interest for money borrowed or purchased by the Company; (ii) the principal and any premium or interest for money borrowed or purchased by another Person and guaranteed by the Company; (iii) any deferred obligation for the payment of the purchase price of property or assets evidenced by a note or similar instrument or agreement; (iv) any obligations to general and trade creditors; (v) any obligation arising from direct credit substitutes; (vi) any obligation associated with derivative products such as interest rate and currency rate exchange contracts or any similar arrangements, unless the instrument by which the Company incurred, assumed, or guaranteed the obligation expressly provides that it is subordinate or junior in right of payment to any other indebtedness or obligations of the Company; and (vii) all obligations of the type referred to in clauses (i) through (vi) above of other persons or entities for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise, whether or not classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States; in each case, whether outstanding on the date this Subordinated Indenture becomes effective, or created, assumed or incurred after that date. Senior Indebtedness excludes any indebtedness that: (a) expressly states that it is junior to, or ranks equally in right of payment with, the 2030 Notes; or (b) is identified as junior to, or equal in right of payment with, the 2030 Notes in any Board Resolution establishing such series of Securities or in any supplemental indenture. Notwithstanding the foregoing, and for the avoidance of doubt, if the Federal Reserve (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish criteria for determining whether the subordinated debt of a financial or bank holding company is to be included in its capital, then the term “general creditors” as used in this definition will have the meaning as described in that rule or interpretation.

Article III
FORM AND TERMS OF THE 2030 Notes

Section 3.01.  Form and Dating.

(a)    The 2030 Notes shall be substantially in the form of Exhibit A attached hereto. The 2030 Notes shall be executed on behalf of the Company by its Chairman of the Board, its Chief Executive Officer, its President or one of its Executive Vice Presidents, attested by its Chief Financial Officer, its Secretary or one of its Assistant Secretaries. The 2030 Notes may have a legend or legends or endorsements as may be required to comply with any law or with any rules of any securities exchange or usage. The 2030 Notes shall be dated the date of their authentication.

(b)   The terms contained in the 2030 Notes shall constitute, and are hereby expressly made, a part of the Indenture as supplemented by this Third Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Third Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

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Section 3.02.  Terms of the 2030 Notes. The following terms relating to the 2030 Notes are hereby established:

(a)    Title. The 2030 Notes shall constitute a series of Securities having the title “First Internet Bancorp 6.0% Fixed-to-Floating Rate Subordinated Notes due 2030.”

(b)    Principal Amount. The aggregate principal amount of the 2030 Notes that may be authenticated and delivered under the Indenture, as amended hereby, shall be Ten Million Dollars ($10,000,000) on the Issue Date. Provided that no Event of Default has occurred and is continuing with respect to the 2030 Notes, the Company may, without notice to or the consent of the Holders, create and issue additional Securities having the same terms as, and ranking equally and ratably with, the 2030 Notes in all respects and so that such additional 2030 Notes will be consolidated and form a single series with, and have the same terms as to status, redemption or otherwise as, the 2030 Notes initially issued, provided that such additional 2030 Notes are fungible for U.S. federal income tax purposes with the 2030 Notes.

(c)    Person to Whom Interest is Payable. Interest payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the person in whose name the 2030 Notes are registered for such interest at the close of business on the 15th day of the month immediately preceding the applicable Interest Payment Date, whether or not such day is a Business Day; provided that any interest payable on the Maturity Date will be paid to the person to whom the Principal is paid. Any such interest which is payable, but not so punctually paid or duly provided for on any Interest Payment Date shall cease to be payable to the Holder on such relevant record date by virtue of having been a Holder on such date, and such defaulted interest may be paid by the Company to the person in whose name the 2030 Note is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Company, notice whereof shall be given to Holders of 2030 Notes of this series not less than 10 days prior to such special record date that complies with Section 2.13 of the Base Indenture, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the 2030 Notes may be listed and upon such notice as may be required by such exchange and in compliance with the Base Indenture.

(d)    Maturity Date. The entire outstanding Principal of the 2030 Notes shall be payable on November 1, 2030 (the “Maturity Date”).

(e)    Interest.

(i)       The 2030 Notes will bear interest at a fixed rate of 6.0% per annum from and including the Issue Date to, but excluding, November 1, 2025 (the “Fixed Rate Period”). Interest accrued on the 2030 Notes during the Fixed Rate Period will be payable semi-annually in arrears on May 1 and November 1 of each year, commencing on May 1, 2021 and ending on November 1, 2025 (each such date a “Fixed Rate Interest Payment Date”). The interest payable during the Fixed Rate Period will be paid to each Holder in whose name a 2030 Note is registered for such interest at the close of business on the 15th day (whether or not a Business Day) of the month immediately preceding the applicable Fixed Rate Interest Payment Date (each such date, a “Fixed Rate Regular Record Date”).

(ii)       The 2030 Notes will bear a floating interest rate from and including November 1, 2025 to the Maturity Date or Redemption Date (the “Floating Rate Period”). As long as the Benchmark is Three-Month Term SOFR, the interest rate for the Floating Rate Period will be equal to the Benchmark plus 5.795% and will be reset quarterly. During the Floating Rate Period, interest on the 2030 Notes will be payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year commencing on February 1, 2026 through the Maturity Date or Redemption Date (each such date, a “Floating Rate Interest Payment Date”, together with a Fixed Rate Interest Payment Date, an “Interest Payment Date”). The interest payable during the Floating Rate Period will be paid to each Holder in whose name a Note is registered at the close of business for such interest on the 15th day (whether or not a Business Day) of the month immediately preceding the applicable Floating Rate Interest Payment Date (each such date, a “Floating Rate Regular Record Date”).

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(iii)       The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months up to, but excluding, November 1, 2025 and the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the number of days actually elapsed. In the event that any scheduled Interest Payment Date for the 2030 Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be paid on the next succeeding day which is a Business Day (any payment made on such date will be treated as being made on the date that the payment was first due and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date); provided that, in the event that any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day and the next succeeding Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to but excluding such Business Day. Dollar amounts resulting from interest calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

(iv)       The Company agrees that for so long as any of the 2030 Notes are outstanding there will at all times be an agent appointed to calculate the Benchmark in respect of the Floating Rate Period (the “Calculation Agent”). The calculation of the Benchmark for the Floating Rate Period by the Calculation Agent will (in the absence of manifest error) be final and binding. The Calculation Agent shall have all the rights, protections and indemnities afforded to the Trustee under the Base Indenture and hereunder. The Company hereby appoints U.S. Bank National Association, as Calculation Agent for the purposes of determining the Benchmark for the Floating Interest Period and U.S. Bank National Association accepts the appointment. The Calculation Agent may be removed by the Company at any time. If the Calculation Agent is unable or unwilling to act as Calculation Agent or is removed by the Company, the Company will promptly appoint a replacement Calculation Agent, which does not control or is not controlled by or under common control with the Company or its Affiliates. The Calculation Agent may not resign its duties without a successor having been duly appointed; provided that, if a successor Calculation Agent has not been appointed by the Company and such successor accepted such position within 30 days after the giving of notice of resignation by the Calculation Agent, the resigning Calculation Agent may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee with respect to such series. The Calculation Agent’s calculation of the amount of any interest payable during the Floating Rate Period will be maintained on file at the Calculation Agent’s principal offices.

(v)       At least 10 days prior to the commencement of the Floating Rate Period, the Company shall, and from time to time during the Floating Rate Period while Three-Month Term SOFR is the applicable Benchmark, the Company may notify the Calculation Agent in writing of any Term SOFR Conventions with respect to Three-Month Term SOFR; provided that, with respect to any Interest Payment Date, the Calculation Agent shall not be required to implement any Three-Month SOFR Conventions with respect to which the Calculation Agent was first notified on or after the second Business Day prior to such Interest Payment Date.

If the Company determines in its sole discretion that a Benchmark Replacement Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark during the Floating Rate Period, then, subject to this Section 3.02(e)(v), the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the 2030 Notes in respect of such Benchmark setting and each subsequent Benchmark setting.

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(A)     The Company shall notify the Calculation Agent in writing of any such determination that a Benchmark Replacement Event and its related Benchmark Replacement Date have occurred as soon as reasonably practicable.

(B)      In connection with the implementation of the Benchmark Replacement, the Company may make or instruct the Calculation Agent to make, from time to time Benchmark Replacement Conforming Changes. The Company shall notify the Calculation Agent in writing of the Benchmark Replacement and such Benchmark Replacement Conforming Changes as soon as reasonably practicable; provided that, with respect to any Interest Payment Date, the Calculation Agent shall not be required to implement any Benchmark Replacement Conforming Changes with respect to which the Calculation Agent was first notified on or after the second Business Day prior to such Interest Payment Date.

(C)      All determinations, decisions, elections and calculations made by the Company pursuant to this Section 3.02(e)(v), including as to occurrence or non-occurrence of an event, circumstance or date, any decision to take or refrain from taking any action or any selection, and any Term SOFR Conventions and Benchmark Replacement Conforming Changes, may be made in the Company’s sole discretion, will be conclusive and binding absent manifest error, and, notwithstanding anything to the contrary herein relating to the 2030 Notes, shall become effective without the consent of the Trustee, the Calculation Agent or the Holders of the 2030 Notes.

(D)      If a Benchmark Replacement Event and its related Benchmark Replacement Date have occurred and, for any reason, the Calculation Agent has not been notified of the Benchmark Replacement at least two (2) Business Days prior to the next applicable Floating Rate Interest Payment Date, then for purposes of next Floating Rate Interest Payment Date and each Floating Rate Interest Payment Date thereafter until the Company has notified the Calculation Agent of the Benchmark Replacement, the 2030 Notes will bear interest at a fixed rate equal to the interest rate set for the interest payment made on the last Floating-Rate Interest Payment Date prior to such Benchmark Replacement Event; provided that, from and after the first Floating Rate Interest Payment Date that is more than two (2) Business Days after the Company has notified the Calculation Agent of the Benchmark Replacement in accordance with Section 3.02(e)(v)(B), the Benchmark Replacement shall apply.

(F)       If a Benchmark Replacement Event and its related Benchmark Replacement Date have occurred and, for any reason, the Calculation Agent has not been notified of the Benchmark Replacement, the Calculation Agent shall have no liability to the Company, the Holders or to any third party as a result of losses suffered by such parties due to the lack of an applicable rate of interest, and Calculation Agent shall be under no obligation to act in such event or otherwise determine the relevant alternate applicable rate of interest until such time as the Calculation Agent has received written notice from the Company of the Benchmark Replacement in accordance with Section 3.02(e)(v)(B).

(f)          Place of Payment of Principal and Interest. The Company, may, at its option, make, or cause the Paying Agent to make, payments of principal and interest on the 2030 Notes by check mailed to the address of the person specified for payment in accordance with Section 3.02(e)(i) and (e)(ii).

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(g)     Redemption. The 2030 Notes shall be redeemable, in each case, in whole or in part from time to time, at the option of the Company prior to the Maturity Date beginning with the Interest Payment Date on November 1, 2025, and on any Interest Payment Date thereafter subject to obtaining the prior approval of the Federal Reserve to the extent such approval is required under the rules of the Federal Reserve. The 2030 Notes may not otherwise be redeemed prior to the Maturity Date, except that the Company may, at its option, redeem the 2030 Notes before the Maturity Date in whole but not in part from time to time, upon the occurrence of a Tier 2 Capital Event or a Tax Event, or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended (15 U.S.C. 80a-1 et seq.). Any such redemption will be at a Redemption Price equal to 100% of the principal amount of the 2030 Notes to be redeemed, plus accrued but unpaid interest to, but excluding, the redemption date fixed by the Company. The provisions of Article III of the Base Indenture shall apply to any redemption of the 2030 Notes pursuant to this Article 3. If any 2030 Note is to be redeemed in part only, the notice of redemption relating to such 2030 Note shall state that it is a partial redemption and the portion of the principal amount thereof to be redeemed. The 2030 Notes are not subject to redemption or prepayment at the option of the Holders.

(h)     Sinking Fund. There shall be no sinking fund for the 2030 Notes.

(i)      Denomination. The 2030 Notes and any beneficial interest in the 2030 Notes shall be in minimum denominations of $250,000 and integral multiples of $250,000 in excess thereof.

(j)      Currency of the 2030 Notes. The 2030 Notes shall be denominated, and payment of principal and interest of the 2030 Notes shall be payable in, the currency of the United States of America.

(k)     Acceleration. Neither the Trustee nor the Holders of the 2030 Notes shall have the right to accelerate the maturity of the 2030 Notes unless there is an Event of Default specified under clause (e), (f) or (h) of Section 6.1 (as amended herein) of the Base Indenture. If an Event of Default specified in clause (e), (f) or (h) of Section 6.1 (as amended herein) of the Base Indenture occurs, then the principal amount of all of the outstanding 2030 Notes, including any accrued and unpaid interest on the 2030 Notes and premium, if any, shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or the Holders of the 2030 Notes in accordance with the provisions of Section 6.2 of the Base Indenture.

(l)      Stated Maturity. The principal of the 2030 Notes shall be payable on the Maturity Date, subject to acceleration as provided under the Indenture.

(m)    Covenants. For purposes of the 2030 Notes only, Section 4.2 of the Base Indenture shall be replaced with the following:

“Section 4.2     SEC Reports. The Company shall deliver to the Trustee within 15 days after it files them with the SEC copies of the annual reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; provided that, during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act and any 2030 Notes are outstanding, (a) the Company shall deliver to the Trustee within 15 days after it files them with the applicable regulatory authority a copy of the Company’s most recently filed “Consolidated Financial Statements for Holding Companies—FR Y-9C” and “Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only—FFIEC 041” or any applicable successor form(s) and (b) the Trustee shall use commercially reasonable efforts to provide such reports to any requesting Holder. The Company also shall comply with the other provisions of TIA Section 314(a). Delivery of such reports, financial statements, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate).”

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(n)         Events of Default. The Events of Default provided for in Section 6.1 of the Base Indenture shall apply to the 2030 Notes, provided that:

(i)       the text of clause (b) of Section 6.1 of the Base Indenture shall be substituted with the following:

“(b) default in the payment of the principal on the 2030 Notes or any Additional Amounts with respect thereto when it becomes due and payable (whether at Stated Maturity or by declaration of acceleration, call for redemption or otherwise);”

(ii)      the text of clause (c) of Section 6.1 of the Base Indenture is deleted and replaced with the word “Reserved;”

(iii)     the text of clause (d) of Section 6.1 of the Base Indenture shall be substituted with the following:

“(d) default in the performance or breach of any covenant or warranty of the Company in the Indenture or the Subordinated Note Purchase Agreement (other than a covenant or warranty for which the consequences of nonperformance or breach are addressed elsewhere in this Section 6.1 and other than a covenant or warranty that has been included in the Indenture solely for the benefit of Series of Securities other than the 2030 Notes), and the continuance of such default or breach (without such default or breach having been waived in accordance with the provisions of the Indenture or the Subordinated Note Purchase Agreement, as applicable) uncured for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of 25% in principal amount of the outstanding 2030 Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;”

(iv)     the text of clause (e) of Section 6.1 of the Base Indenture shall be substituted with the following:

“(e) The Company shall consent to the appointment of a Custodian in any receivership, insolvency, liquidation or similar proceeding with respect to the Company;”

(v)      the text of clause (f) of Section 6.1 of the Base Indenture shall be substituted with the following:

“(f) A court having jurisdiction in the premises shall enter a decree or order for the appointment of a Custodian in any receivership, insolvency, liquidation, or similar proceeding relating to the Company, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;” and

(vi)     a new clause (h), reading in its entirety as follows, shall be inserted:

“(h) in the event of an appointment of a Custodian for the Company’s principal banking subsidiary, First Internet Bank, and such appointment shall not have been rescinded for a period of 60 consecutive days from the date thereof.”

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(o)         Acceleration of Maturity, Rescission and Annulment. Section 6.2 of the Base Indenture shall apply to the 2030 Notes, except that the first paragraph thereof shall be substituted with the following:

“If an Event of Default specified in Sections 6.1(e), 6.1(f) or 6.1(h) occurs, the principal amount of all the 2030 Notes, together with accrued and unpaid interest and premium, if any, thereon, shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable. The Maturity of the 2030 Notes shall not otherwise be accelerated as a result of an Event of Default.”

(p)         Ranking. The 2030 Notes shall rank junior to and shall be subordinated to all Senior Indebtedness of the Company, whether existing as of the date of this Third Supplemental Indenture, or hereafter issued, assumed or incurred, including all indebtedness relating to money owed to general creditors and trade creditors. The 2030 Notes shall rank equally with all other unsecured subordinated indebtedness of the Company, including the subordinated indebtedness incurred by the Company pursuant to (i) that certain Subordinated Loan Agreement, dated as of September 30, 2015, between the Company and Community Funding CLO, Ltd., (ii) the 6% Fixed-to-Floating Rate Subordinated Notes due 2026 issued by the Company pursuant to the First Supplemental Indenture, and the (iii) the 6% Fixed-to-Floating Rate Subordinated Notes due 2029 issued by the Company pursuant to the Second Supplemental Indenture. Subject to the terms of the Base Indenture, if the Trustee or any Holder of any of the 2030 Notes receives any payment or distribution of the Company’s assets in contravention of the subordination provisions applicable to the 2030 Notes before all Senior Indebtedness is paid in full in cash, property or securities, including by way of set-off or any such payment or distribution that may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the 2030 Notes, then such payment or distribution will be held in trust for the benefit of holders of Senior Indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of Senior Indebtedness of all unpaid Senior Indebtedness.

(q)         No Collateral. The 2030 Notes shall not be entitled to the benefit of any security interest in, or collateralization by, any rights, property or interest of the Company.

(r)          Additional Terms. Other terms applicable to the 2030 Notes are as otherwise provided for in the Base Indenture, as supplemented by this Third Supplemental Indenture.

Article IV
MISCELLANEOUS

Section 4.01.       Trust Indenture Act. This Third Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. If any provision of this Third Supplemental Indenture limits, qualifies, or conflicts with a provision of the Trust Indenture Act that is required under such act to be a part of and govern this Third Supplemental Indenture, the latter provision shall control.

Section 4.02.       GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS THIRD SUPPLEMENTAL INDENTURE AND THE 2030 NOTES.

Section 4.03.       Duplicate Originals. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 4.04.       Severability. In case any provision in this Third Supplemental Indenture or the 2030 Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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Section 4.05.       Ratification. The Base Indenture, as supplemented and amended by this Third Supplemental Indenture, is in all respects ratified and confirmed. The Base Indenture and this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Third Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this Third Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this Third Supplemental Indenture.

Section 4.06.        Effectiveness. The provisions of this Third Supplemental Indenture shall become effective as of the date hereof.

Section 4.07.       Successors. All agreements of the Company in this Third Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Third Supplemental Indenture shall bind its successors.

Section 4.08.       Indenture and Notes Solely Corporate Obligations. No recourse for the payment of the principal of or interest on any 2030 Note, or for any claim based thereon or otherwise in respect thereof, shall be had against any shareholder, employee, agent, officer or director, as such, past, present or future, of the Company or of any successor Person; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Third Supplemental Indenture and the issue of the 2030 Notes.

Section 4.09.       Trustee’s Disclaimer. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture, the 2030 Notes, or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

Section 4.10.        USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this agreement agree that they shall provide the Trustee with such information as they may request in order to satisfy the requirements of the USA PATRIOT Act.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

FIRST INTERNET BANCORP

By:	/s/ David B. Becker
Name:	David B. Becker
Title:	President and Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee and Calculation Agent

By:	/s/ Benjamin J. Krueger
Name:	Benjamin J. Krueger
Title:	Vice President

[Signature Page to Third Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

THIS SECURITY AND THE OBLIGATIONS OF THE COMPANY (AS DEFINED HEREIN) AS EVIDENCED HEREBY (1) ARE NOT DEPOSITS WITH OR HELD BY THE COMPANY AND ARE NOT INSURED OR GUARANTEED BY ANY FEDERAL AGENCY OR INSTRUMENTALITY, INCLUDING, WITHOUT LIMITATION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, AND (2) ARE SUBORDINATE IN THE RIGHT OF PAYMENT TO THE SENIOR INDEBTEDNESS (AS DEFINED IN THE INDENTURE IDENTIFIED HEREIN).

FIRST INTERNET BANCORP

6.0% Fixed-to-Floating Rate Subordinated Notes due 2030

No. 1	$10,000,000.00

First Internet Bancorp, an Indiana corporation (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to [●], the principal sum of $10,000,000 on November 1, 2030 (such date is hereinafter referred to as the “Stated Maturity Date”), unless redeemed prior to such date, and to pay interest thereon (i) from, and including, October 26, 2020, to, but excluding, November 1, 2025 (the “Fixed Rate Period”), unless redeemed prior to such date, at a rate of 6.0% per annum, semi-annually in arrears on May 1 and November 1 of each year, commencing May 1, 2021 and ending on November 1, 2025 (each such date, a “Fixed Rate Interest Payment Date”) and (ii) subject to the terms of the Third Supplemental Indenture, from, and including, November 1, 2025 to, but excluding, the Stated Maturity Date (the “Floating Rate Period”), unless redeemed subsequent to November 1, 2025 but prior to the Stated Maturity Date, at a rate equal to Three-Month Term SOFR plus 579.5 basis points (5.795%), reset quarterly, or such other Benchmark and spread as provided in the Indenture, payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year through the Stated Maturity Date or earlier redemption date (each, a “Floating Rate Interest Payment Date”). The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months up to, but excluding November 1, 2025, and, subject to the terms of the Third Supplemental Indenture, the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the number of days actually elapsed. Subject to the terms of the Third Supplemental Indenture, in the event that any scheduled Interest Payment Date for this Note falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be paid on the next succeeding day which is a Business Day (any payment made on such date will be treated as being made on the date that the payment was first due and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date); provided that, in the event that any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day and the next succeeding Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to but excluding such Business Day.

Any principal and premium, and any such installment of interest, which is overdue shall bear interest at the applicable rate set forth in the previous paragraph (to the extent that the payment of such interest shall be legally enforceable), from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the 15th day of the month (whether or not a Business Day) immediately preceding such Interest Payment Date.

Payment of the principal of and interest on this Note will be made at the office or agency of the Company maintained for that purpose, which shall initially be the Corporate Trust Office of the Trustee, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Remainder of this page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

FIRST INTERNET BANCORP

By:
Name:
Title:

Attest

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Date of authentication:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

REVERSE OF NOTE

FIRST INTERNET BANCORP

6.0% Fixed-to-Floating Rate Subordinated Notes due 2030

This Note is one of a duly authorized issue of Securities of the Company of a series designated as the “6.0% Fixed-to-Floating Rate Subordinated Notes due 2030” (herein called the “Notes”) initially issued in an aggregate principal amount of $10,000,000 on October 26, 2020. Such series of Securities has been established pursuant to, and is one of an indefinite number of series of subordinated debt securities of the Company issued or issuable under and pursuant to the Indenture, dated as of September 30, 2016 (the “Base Indenture”), between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee), as supplemented and amended by the First Supplemental Indenture between the Company and the Trustee, dated as of September 30, 2016 (the “First Supplemental Indenture”), the Second Supplemental Indenture between the Company and the Trustee, dated as of June 12, 2019 (the “Second Supplemental Indenture”), and the Third Supplemental Indenture between the Company and the Trustee, dated as of October 26, 2020 (the “Third Supplemental Indenture,” and the Base Indenture as supplemented and amended by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the “Indenture”), to which Indenture and any other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Persons in whose names Notes are registered from time to time and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms, conditions and provisions of the Notes are those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and those set forth in this Note. To the extent that the terms, conditions and provisions of this Note modify, supplement or are inconsistent with those of the Indenture, then the terms, conditions and other provisions of this Note shall govern to the extent that such terms, conditions and other provisions of this Note are not inconsistent with the terms, conditions and provisions made part of the Indenture by reference to the Trust Indenture Act.

All capitalized terms used in this Note and not defined herein that are defined in the Indenture shall have the meanings assigned to them in the Indenture. To the extent that any capitalized term used in this Note and defined herein is also defined in the Indenture but conflicts with the definition provided in the Indenture, the definition of the capitalized term in this Note shall control.

The indebtedness of the Company evidenced by the Notes, including the principal thereof, premium, if any, Additional Amounts, if any, and interest thereon, is, to the extent and in the manner set forth in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, whether outstanding at the date hereof or hereafter incurred, and on the terms and subject to the terms and conditions set forth in the Indenture, and shall rank pari passu in right of payment with all other Securities and with all other unsecured subordinated indebtedness of the Company and not by its terms subordinate and subject in right of payment to the prior payment in full of debentures, notes, bonds or other evidences of indebtedness of types that include the Notes. Each Holder of this Note, by the acceptance hereof, agrees to and shall be bound by such provisions of the Indenture and authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided.

The Notes are intended to be treated as Tier 2 capital (or its then-equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy guidelines of the Board of Governors of the Federal Reserve System (or any successor regulatory authority with jurisdiction over bank holding companies) (the “Federal Reserve Board”) as then in effect and applicable to the Company. If an Event of Default with respect to this Note shall occur and be continuing, the principal and interest owed on this Note shall only become due and payable in accordance with the terms and conditions set forth in Article VI of the Base Indenture and Section 3.02(k) and (o) of the Third Supplemental Indenture. Accordingly, the Holder of this Note has no right to accelerate the maturity of this Note in the event that the Company fails to pay principal of or interest or Additional Amounts on any of the Notes, or fails to perform any other covenant, warranty or other obligations under any of the Notes or in the Indenture that are applicable to this Note.

The Company may, at its option, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued but unpaid interest (the “Redemption Price”) to but excluding, the date of redemption (the “Redemption Date”), on any Interest Payment Date on or after November 1, 2025. The Company may also, at its option, redeem the Notes before the Stated Maturity Date, in whole, but not in part, at any time, upon the occurrence of a Tier 2 Capital Event, a Tax Event or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended (15 U.S.C. 80a-1 et seq.). Any such redemption will be at a redemption price equal to the Redemption Price to, but excluding, the Redemption Date fixed by the Company. No redemption of the Notes by the Company prior to the Stated Maturity Date shall be made without the prior approval of the Federal Reserve Board if such prior approval is or will be required at the scheduled Redemption Date. The provisions of Article III of the Base Indenture and Section 3.02(g) of the Third Supplemental Indenture shall apply to the redemption of the Notes by the Company.

The Notes are not entitled to the benefit of any sinking fund. The Notes are not convertible into or exchangeable for any other securities or property of the Company or any Subsidiary of the Company.

The Benchmark is subject to replacement by the Benchmark Replacement and the calculation of interest on the Notes is subject to the Term SOFR Conventions and the Benchmark Replacement Conforming Changes in accordance with the Third Supplemental Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes at any time by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the outstanding Notes. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Register described in Section 2.7 of the Base Indenture, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable in minimum denominations of $250,000 and any integral multiples of $250,000 in excess thereof.

The Company and the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Trustee will act as the Company’s Paying Agent with respect to the Notes through its Corporate Trust Office presently located at 60 Livingston Avenue, St. Paul, Minnesota 55107. The Company may at any time rescind the designation of a Paying Agent, appoint a successor Paying Agent, or approve a change in the office through which any Paying Agent acts.

The Indenture contains provisions setting forth certain conditions to the institution of proceedings by the Holders of Notes with respect to the Indenture or for any remedy under the Indenture.

THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK.

ASSIGNMENT FORM

To assign the within Security, fill in the form below: I or we assign and transfer the within Security to:

(Insert assignee’s legal name)

(Insert assignee’s social security or tax I.D. number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint the Trustee as agent to transfer this Security on the books of Fist Internet Bancorp. The agent may substitute another to act for it.

Your Signature:

(Sign exactly as your name appears on the other side of this Security)

Your Name:

Date:

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.